Exhibit 99.1

Contact: Mike Drickamer

Vice President, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for the Three Months and Year Ended December 31, 2020

HOUSTON, Texas – February 4, 2021 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three months and year ended December 31, 2020.  The Company reported a net loss of $107 million, or $0.57 per share, for the fourth quarter of 2020, compared to a net loss of $85.9 million, or $0.44 per share, for the fourth quarter of 2019.  Revenues for the fourth quarter of 2020 were $221 million, compared to $492 million for the fourth quarter of 2019.

For the year ended December 31, 2020, the Company reported a net loss of $804 million, or $4.27 per share, compared to a net loss of $426 million, or $2.10 per share, for the year ended December 31, 2019.  Revenues for the year ended December 31, 2020 were $1.1 billion, compared to $2.5 billion for 2019.

Financial results for the year ended December 31, 2020, include pre-tax charges during the first two quarters of the year totaling $461 million, consisting of $423 million of non-cash impairment charges and $38.3 million of restructuring costs.  Partially offsetting these charges is a pre-tax gain in the second quarter of $4.2 million included in other operating income from the realization of insurance proceeds.

The Company reduced gross debt by $66.2 million in the fourth quarter, including the repayment of $50.0 million of the Company’s bank term loan and open market purchases of $16.2 million of the Company’s senior notes.  The open market purchases were made at a discount to face value, resulting in a $3.6 million gain, which is reflected as an offset to interest expense.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “Drilling and completion activity improved during the quarter, marking what we believe to be the beginning of a recovery.  Based on our customer engagement, we are confident that activity levels will continue to improve.  With increased confidence that a recovery has begun, we took advantage of our strong balance sheet by repurchasing a portion of our senior notes at a discount, and repaying half of our outstanding bank term loan, leaving only $50 million of total debt due before 2028.”

Mr. Hendricks continued, “In contract drilling, our average rig count for the fourth quarter improved to 62 rigs from 60 rigs in the third quarter.  The proportion of rigs that were idle but contracted decreased to 16% in the fourth quarter from 28% in the third quarter.  Our rig count at the end of 2020 was 65 rigs, of which five were idle but contracted.  For the first quarter, we expect our rig count will average 69 rigs, of which five are expected to be idle but contracted.

“Average rig margin per day during the fourth quarter was $7,770, which exceeded our expectation.  Relative to the third quarter, average rig revenue per day of $20,210 was negatively impacted by lower dayrates and the absence of any lump-sum early termination revenues in the fourth quarter.  Average rig operating cost per day increased to $12,440 due to a smaller proportion of rigs that were idle but contracted, relative to the third quarter.

“As of December 31, 2020, we had term contracts for drilling rigs providing for approximately $300 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 42 rigs operating under term contracts during the first quarter, and an average of 34 rigs operating under term contracts during 2021.

“In pressure pumping, revenues increased to $79.5 million during the fourth quarter from $72.0 million during the third quarter, as we averaged seven active spreads in the fourth quarter, compared to five in the third quarter.  Gross margin for pressure pumping decreased to $4.1 million in the fourth quarter from $8.3 million in the third quarter.

While industry completion activity in the Permian increased in the fourth quarter, in the Northeast, where we have a strong presence, industry completion activity decreased significantly and remained at this lower level as we entered the first quarter.  As a result, we are relocating one of our dual-fuel spreads from the Northeast to Texas where it has dedicated work.

“In directional drilling, revenues during the fourth quarter increased 64% sequentially to $16.9 million, outpacing the growth in the underlying horizontal and directional rig count, as our directional drilling business continues to gain market share.  The market share increase was aided by the enhanced performance of our new technology, the Mercury™ measurement while drilling system, and new Mpact® directional drilling motor sizes, which were introduced in early-2020.  With better fixed cost coverage and the benefits of the cost reduction efforts implemented in 2020, gross margin improved in the fourth quarter to $2.2 million, or 12.8% of revenues, from $0.5 million, or 5.0% of revenues, in the third quarter.”

Mr. Hendricks concluded, “The start of a recovery is an encouraging time in the oilfield, as we look forward to increasing activity levels and an improvement in pricing.  We believe we are well-positioned both financially and operationally to take advantage of this industry recovery.  In addition, we believe we will benefit from our investments in technology and performance, especially in the area of alternative fuel technology, where our natural gas fueled rigs and frac spreads and our EcoCell™ lithium battery hybrid energy management system help to reduce both fuel consumption and emissions.

“With this focus on technology, our capital spending has shifted from capital intensive investments in major upgrades to primarily maintenance capital expenditures with some modest spending on technology and minor equipment upgrades.  Based on our current outlook for activity, our capital spending budget for 2021 is $135 million.”

The Company declared a quarterly dividend on its common stock of $0.02 per share, payable on March 18, 2021, to holders of record as of March 4, 2021.

All references to "per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended December 31, 2020, is scheduled for today, February 4, 2021, at 9:00 a.m. Central Time. The dial-in information for participants is (844) 494-0002 (Domestic) and (647) 253-8640 (International).  The conference ID for both numbers is 3995753.  The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at https://investor.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of oilfield services and products to oil and natural gas exploration and production companies in the United States, including contract drilling, pressure pumping and directional drilling services.  For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events.  Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements.  The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements.  These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions; including the rapid decline in crude oil prices as a result of economic repercussions from the COVID-19 pandemic; global economic conditions; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess availability of land drilling rigs, pressure pumping and directional drilling equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; strength and financial resources of competitors; utilization, margins and planned capital expenditures; liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology; the ability to retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; synergies, costs and financial and operating impacts of acquisitions; difficulty in building and deploying new equipment; governmental regulation; climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; the ability to effectively identify and enter new markets; weather; operating costs; expansion and development trends of the oil and natural gas industry; ability to obtain insurance coverage on commercially reasonable terms; financial flexibility; interest rate volatility; adverse credit and equity market conditions; availability of capital and the ability to repay indebtedness when due; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings.  Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
REVENUES	$220,801	$492,297	$1,124,249	$2,470,685
COSTS AND EXPENSES:
Direct operating costs	169,292	363,515	801,923	1,773,697
Depreciation, depletion, amortization and impairment	153,709	180,011	670,910	1,003,873
Impairment of goodwill	—	—	395,060	17,800
Selling, general and administrative	20,919	31,833	97,611	133,513
Credit loss expense	—	2,089	5,606	5,683
Restructuring expenses	—	—	38,338	—
Other operating expenses (income), net	1,079	(2,388)	7,059	(2,305)

Total costs and expenses	344,999	575,060	2,016,507	2,932,261

OPERATING LOSS	(124,198)	(82,763)	(892,258)	(461,576)

OTHER INCOME (EXPENSE):
Interest income	25	1,532	1,254	6,013
Interest expense, net of amount capitalized	(7,274)	(28,183)	(40,770)	(75,204)
Other	74	61	756	389

Total other expense	(7,175)	(26,590)	(38,760)	(68,802)

LOSS BEFORE INCOME TAXES	(131,373)	(109,353)	(931,018)	(530,378)
INCOME TAX BENEFIT	(24,846)	(23,430)	(127,326)	(104,675)

NET LOSS	$(106,527)	$(85,923)	$(803,692)	$(425,703)

NET LOSS PER COMMON SHARE:
Basic	$(0.57)	$(0.44)	$(4.27)	$(2.10)
Diluted	$(0.57)	$(0.44)	$(4.27)	$(2.10)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	187,478	193,687	188,013	203,039
Diluted	187,478	193,687	188,013	203,039
CASH DIVIDENDS PER COMMON SHARE	$0.02	$0.04	$0.10	$0.16

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020
Contract Drilling:
Revenues	$115,574	$270,785	$669,126	$1,308,350	$115,054
Direct operating costs	$71,158	$175,427	$380,822	$785,355	$59,117
Margin (1)	$44,416	$95,358	$288,304	$522,995	$55,937
Restructuring expenses	$—	$—	$2,430	$—	$—
Other operating expenses (income), net	$(30)	$—	$(4,185)	$—	$—
Selling, general and administrative	$982	$1,701	$4,666	$6,317	$876
Depreciation, amortization and impairment	$104,928	$113,169	$433,771	$668,007	$102,275
Impairment of goodwill	$—	$—	$395,060	$—	$—
Operating loss	$(61,464)	$(19,512)	$(543,438)	$(151,329)	$(47,214)

Operating days – United States	5,720	11,246	29,857	54,282	5,499
Operating days – Canada	—	45	47	262	—
Operating days – Total	5,720	11,291	29,904	54,544	5,499

Average revenue per operating day – United States	$20.21	$24.01	$22.38	$24.02	$20.92
Average direct operating costs per operating day – United States	$12.43	$15.47	$12.68	$14.36	$10.62
Average margin per operating day – United States (1)	$7.77	$8.54	$9.70	$9.66	$10.31
Average rigs operating – United States	62	122	82	149	60

Average revenue per operating day – Canada	$—	$16.78	$21.11	$17.92	$—
Average direct operating costs per operating day – Canada	$—	$32.47	$49.60	$22.68	$—
Average margin per operating day – Canada (1)	$—	$(15.69)	$(28.49)	$(4.76)	$—
Average rigs operating – Canada	—	—	—	1	—

Average revenue per operating day – Total	$20.21	$23.98	$22.38	$23.99	$20.92
Average direct operating costs per operating day – Total	$12.44	$15.54	$12.73	$14.40	$10.75
Average margin per operating day – Total (1)	$7.77	$8.45	$9.64	$9.59	$10.17
Average rigs operating – Total	62	123	82	149	60

Capital expenditures	$3,589	$36,275	$105,037	$194,416	$9,502

Pressure Pumping:
Revenues	$79,498	$161,448	$336,111	$868,694	$71,973
Direct operating costs	$75,417	$139,597	$310,261	$724,788	$63,721
Margin (2)	$4,081	$21,851	$25,850	$143,906	$8,252
Restructuring expenses	$—	$—	$31,331	$—	$—
Selling, general and administrative	$1,807	$2,921	$8,555	$12,655	$2,004
Depreciation, amortization and impairment	$34,044	$45,493	$152,630	$233,952	$37,104
Operating loss	$(31,770)	$(26,563)	$(166,666)	$(102,701)	$(30,856)

Fracturing jobs	72	93	265	505	69
Other jobs	195	215	736	844	180
Total jobs	267	308	1,001	1,349	249

Average revenue per fracturing job	$1,019.85	$1,613.67	$1,188.46	$1,673.81	$960.70
Average revenue per other job	$31.12	$52.92	$28.76	$27.75	$31.58
Average revenue per total job	$297.75	$524.18	$335.78	$643.95	$289.05
Average costs per total job	$282.46	$453.24	$309.95	$537.28	$255.91
Average margin per total job (2)	$15.28	$70.94	$25.82	$106.68	$33.14

Margin as a percentage of revenues (2)	5.1%	13.5%	7.7%	16.6%	11.5%

Capital expenditures	$3,798	$15,775	$21,678	$105,803	$1,653

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020
Directional Drilling:
Revenues	$16,858	$38,572	$73,356	$188,786	$10,271
Direct operating costs	$14,702	$34,726	$69,050	$178,645	$9,754
Margin (3)	$2,156	$3,846	$4,306	$10,141	$517
Restructuring expenses	$—	$—	$3,175	$—	$—
Selling, general and administrative	$1,070	$2,644	$5,239	$10,642	$829
Depreciation, amortization and impairment	$6,806	$10,468	$36,504	$52,223	$9,600
Operating loss	$(5,720)	$(9,266)	$(40,612)	$(52,724)	$(9,912)

Margin as a percentage of revenues (3)	12.8%	10.0%	5.9%	5.4%	5.0%

Capital expenditures	$119	$4,428	$4,681	$15,549	$510

Other Operations:
Revenues	$8,871	$21,492	$45,656	$104,855	$9,843
Direct operating costs	$8,015	$13,765	$41,790	$84,909	$8,665
Margin (4)	$856	$7,727	$3,866	$19,946	$1,178
Restructuring expenses	$—	$—	$501	$—	$—
Selling, general and administrative	$570	$1,408	$3,539	$14,068	$747
Depreciation, depletion, amortization and impairment	$6,424	$9,331	$41,511	$42,803	$6,852
Impairment of goodwill	$—	$—	$—	$17,800	$—
Operating loss	$(6,138)	$(3,012)	$(41,685)	$(54,725)	$(6,421)

Capital expenditures	$2,602	$5,938	$12,378	$27,132	$1,704

Corporate:
Selling, general and administrative	$16,490	$23,159	$75,612	$89,831	$17,899
Restructuring expenses	$—	$—	$901	$—	$—
Depreciation	$1,507	$1,550	$6,494	$6,888	$1,488
Credit loss expense	$—	$2,089	$5,606	$5,683	$—
Other operating expenses (income), net	$1,109	$(2,388)	$11,244	$(2,305)	$776

Capital expenditures	$330	$1,808	$1,707	$4,612	$73

Total Capital Expenditures	$10,438	$64,224	$145,481	$347,512	$13,442

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes restructuring expenses, depreciation, amortization and impairment, impairment of goodwill, other operating expenses (income), net and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes restructuring expenses, depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per total job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)

For Directional Drilling, margin is defined as revenues less direct operating costs and excludes restructuring expenses, depreciation, amortization and impairment and selling, general and administrative expenses. Margin as a percentage of revenues is defined as margin divided by revenues.

(4)

For Other Operations, margin is defined as revenues less direct operating costs and excludes restructuring expenses, depreciation, depletion, amortization and impairment, impairment of goodwill and selling, general and administrative expenses.

	December 31,	December 31,
Selected Balance Sheet Data (unaudited, in thousands):	2020	2019
Cash and cash equivalents	$224,915	$174,185
Current assets	$477,956	$631,815
Current liabilities	$273,722	$400,602
Working capital	$204,234	$231,213
Long-term debt	$901,484	$966,540

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net loss	$(106,527)	$(85,923)	$(803,692)	$(425,703)	$(112,111)
Income tax benefit	(24,846)	(23,430)	(127,326)	(104,675)	(12,993)
Net interest expense	7,249	26,651	39,516	69,191	11,050
Depreciation, depletion, amortization and impairment	153,709	180,011	670,910	1,003,873	157,319
Impairment of goodwill	—	—	395,060	17,800	—

Adjusted EBITDA	$29,585	$97,309	$174,468	$560,486	$43,265

Total revenues	$220,801	$492,297	$1,124,249	$2,470,685	$207,141
Adjusted EBITDA margin	13.4%	19.8%	15.5%	22.7%	20.9%

Adjusted EBITDA by Operating Segment:
Contract drilling	$43,464	$93,657	$285,393	$516,678	$55,061
Pressure pumping	2,274	18,930	(14,036)	131,251	6,248
Directional drilling	1,086	1,202	(4,108)	(501)	(312)
Other operations	286	6,319	(174)	5,878	431
Corporate	(17,525)	(22,799)	(92,607)	(92,820)	(18,163)

Consolidated Adjusted EBITDA	$29,585	$97,309	$174,468	$560,486	$43,265

(1)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax benefit and depreciation, depletion, amortization and impairment expense (including impairment of goodwill). We present Adjusted EBITDA because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.